Pricing Supplement dated July 7, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	          TOYOTA MOTOR CREDIT CORPORATION

	     Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $70,000,000		     Trade Date: July 7, 2005
Issue Price: 100%			     Original Issue Date: July 12, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $69,993,000
Terms of the Notes -- Interest"		     Principal's Discount
Interest Payment Period: Quarterly	 	 or Commission: 0.01%
Stated Maturity Date: July 13, 2006
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note            [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		     (Fixed Rate Commencement
              (Fixed Interest Rate): 		      Date):
   [ ]  Other Floating Rate Note		     (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
         [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
         [X]  LIBOR	   [ ]  Treasury Rate	    [ ]  Other (see attached)
                        If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                    [X]  Telerate Page: 3750

   Initial Interest Reset Date: October 13, 2005   Spread (+/-): -0.07%
   Interest Rate Reset Period: Quarterly	   Spread Multiplier:  N/A
   Interest Reset Dates: October 13, 2005,	   Maximum Interest Rate: N/A
     January 13, 2006 and April 13, 2006
   Interest Payment Dates: October 13, 2005,	   Minimum Interest Rate:  N/A
     January 13, 2006, April 13, 2006 and 	   Index Maturity: 3 month
     at Maturity			           Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from July 12, 2005 to July 13, 2006
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
       Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
       Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

	                ___________________________

                        J.P. Morgan Securities Inc.

                       ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on July 8, 2005 minus 0.07%.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. JPMorgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, JPMorgan is committed to take and pay for all of the Notes offered hereby if any are taken.